Exhibit 99.1

INmune Bio Announces Allowance of U.S. Patent Covering Method for Treating Cancer by In Vivo Priming of Natural Killer Cells

GlobeNewswire

April 22, 2020

LA JOLLA, Calif., April 22, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (INMB), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the United States Patent and Trademark Office (USPTO) has given formal notice of allowance in patent application serial no. 15/268,399, titled “IN VIVO PRIMING OF NATURAL KILLER CELLS,” which covers a method of treating cancer by administering a proprietary inactivated cellular material preparation and contacting a patient’s own natural killer cells within the body to induce an in vivo response, namely, the priming of NK cells for enhancing innate immunity and the NK cell ability to recognize and kill cancer cells within the patient.

The newly allowed patent is expected to issue within ninety days and will be set to expire in 2036, subject to patent term adjustment or extension.

“This patent application was submitted at the genesis of the INKmuneTM program and evidences the novel thinking and innovation demonstrated by INmune’s founders,” said Joshua Schoonover, Assoc. General Counsel of INmune Bio. “We expect to leverage the USPTO’s indication of allowable subject matter in global patent application counterparts, which we believe will expedite patent allowance in several key jurisdictions outside the US. This forthcoming patent enhances the Company’s IP portfolio, and serves as a foundational asset for the INKmuneTM program.”

INmune Bio Chief Scientific Officer, Mark Lowdell, Ph.D. added: “This is a real landmark for the Company as it represents the first patent of technology arising from the Company’s founders. It cements our position as one of the only companies with an NK activating cell line suitable for direct injection into patients that we are aware of. The patent allowance is perfectly timed as we move forward into the clinic with INKmuneTM in two indications this year.” INB16 is a proprietary cell line owned by INmune Bio and has demonstrated capability to prime NK cells in controlled experiments, whereas INKmuneTM is a commercialized embodiment of the INB16 cell line that is inactivated and prepared as a therapeutic agent for use in treating cancer. “I am particularly excited by the patent allowance as it protects and encourages INB16 and our INKmuneTM platform,” said Dr. Lowdell.

The Company expects to continue innovation and patent portfolio building as it develops its clinical programs.

About INKmuneTM

In the absence of all of the required activating signals, a patient’s natural killer cells (“NK cells”) cannot effectively recognize and kill cancer cells. INKmuneTM, is a biologic delivery system that allows for the delivery of essential priming signals to patients’ resting NK cells. INKmune™ is formulated for easy local storage in hospital pharmacies and delivered by routine IV infusion.  Once in the patient’s body, INKmune™ comes in contact with resting NK cells.  The interaction converts NK cells to “primed NK cells” similar to an “on-off” switch.  Primed NK cells then remain primed until they contact and kill cancer cells.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (DN-TNF), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate and INKmune are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of this trial. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.